Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                               OF VCA ANTECH, INC.

     VCA Antech, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is VCA Antech, Inc. (the "Corporation"). The Corporation was originally incorporated under the name Veterinary Centers of America, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 4, 1987.

2. In accordance with Sections 141(f), 228(a), 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors, by unanimous written consent dated May 21, 2004, duly adopted and approved resolutions amending and restating the Corporation's Certificate of Incorporation, declaring such amendment and restatement advisable. At the Corporation's 2004 Annual Meeting held on July 12, 2004, the Corporation's Stockholders approved the Amended and Restated Certificate of Incorporation.

3. The first paragraph of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

FOURTH: The Corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is 186,000,000 of which 175,000,000 shares shall be Common Stock, par value $0.00l per share, and 11,000,000 shares shall be Preferred Stock, par value $0.001 per share.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation in the name and on behalf of the Corporation on the 13th day of July 2004, and the statements contained herein are affirmed as true under penalty of perjury.



                                           /s/ Tomas W. Fuller
                                           -------------------------------------
                                           Tomas W. Fuller
                                           Chief Financial Officer and Assistant
                                           Secretary